Exhibit 10.11

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into on August 19, 2003, by and between Joseph P. Keane (the “Executive”) and Castle Dental Centers, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of July 19, 2002 (the “Agreement”), pursuant to which the Company employed the Executive as its Senior Vice President and Chief Financial Officer.

WHEREAS, the Company and the Executive wish to amend the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement as defined therein unless otherwise defined herein.

2. Section 4(a) of the Agreement is hereby deleted and the following is substituted in place thereof:

(a) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company will pay the Executive a salary (“Salary”) of $15,416.67 per month during the term of this Agreement. Such Salary will be payable in accordance with the Company’s customary payroll practices and shall be subject to all applicable federal and state withholding, payroll and other taxes. In addition, the amount of the Executive’s Salary may be increased from time to time during the term of this Agreement, by, and at the sole discretion of, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which shall review the Executive’s Salary no less regularly than annually.

3. The Company acknowledges and agrees that paragraph 2 of this Amendment effects a reduction (the “Reduction”) in the original salary of $21,667 per month to be paid to the Executive pursuant to the Agreement. The Company further acknowledges and agrees that the Reduction would entitle the Executive to terminate the Agreement and his employment with the Company for Good Reason as provided in Section 5(d) of the Agreement, and that upon such termination, the Executive would be entitled to the Severance Payment and other benefits specified in Section 5(f) of the Agreement. Notwithstanding anything in the Agreement and this

Amendment to the contrary, the Company agrees that the Executive shall have the right to terminate the Agreement, as amended by this Amendment, and his employment with the Company at any time, upon 30 days written notice to the Company, for Good Reason due to the Reduction, from the date hereof until the earlier to occur of (such period being referred to herein as the “Special Termination Period”): (i) April 30, 2004; (ii) the date occurring 90 calendar days after a Chief Executive Officer of the Company (other than John M. Slack) is elected or appointed; or (iii) the date occurring 90 calendar days after John M. Slack is elected or appointed as the Chief Executive Officer of the Company (as opposed to Interim Chief Executive Officer). Upon a termination during the Special Termination Period (x) by the Executive for any reason or (y) by the Company without Cause, the Executive shall be entitled to receive a Severance Payment equal to $260,000 (in lieu of one year’s Salary) plus the other benefits specified in Section 5(f) of the Agreement payable in accordance with Section 5(f) of the Agreement.

4.	Section 4(d) of the Agreement is hereby deleted and the following is substituted in place thereof:

(d) Relocation Expenses. In connection with the Executive’s relocation to Houston, Texas, the Company agrees to reimburse the Executive for (i) all reasonable costs incurred by the Executive in moving his personal belongings to Houston (Brentwood, Tennessee to Houston, Texas, plus packing), (ii) two “house hunting” trips for the Executive’s wife and two children, (iii) reasonable closing costs for the sale of the Executive’s home in Brentwood, Tennessee and purchase of a home in Houston, (iv) the points, if any, on a mortgage for the Executive’s home in Houston that are necessary to achieve a rate of interest of not more than seven percent (7%), and (v) in the event the Executive’s home in Nashville, Tennessee has not been sold by July 31, 2004, the amount of the monthly interest payments on the mortgage on such home as in effect on the date hereof for a period of twenty-four months thereafter or until such home is sold, if earlier, provided such home is listed for sale at a price not greater than the Executive’s basis in such home. Also, if necessary, the Company will pay for reasonable temporary housing, transportation and related expenses pending the Executive’s relocation to Houston through July 31, 2004, unless the Executive and the Chief Executive Officer of the Company mutually agree to shorten such period. All relocation expenses will be “grossed up” by the Company to compensate the Executive for the payment of any federal income taxes on such expenses.

5. Section 5(a) of the Agreement is hereby deleted and the following is substituted in place thereof:

(a) Termination by Company; Discharge for Cause. The Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company at any time and for whatever reason, or at any time for “Cause” (as defined below), by written notice to the Executive. Termination of the Executive’s employment by the Company shall constitute a termination for “Cause” if such termination is for one or more of the following reasons: (i) the willful failure or refusal of the Executive to render services to the Company in accordance with his obligations under this Agreement, including, without limitation, the failure or refusal of the Executive to comply with the work rules, policies, procedures, and directives as established by the Board of Directors and consistent with this Agreement if such failure or refusal continues for a period of not less than 30 days after written notice outlining the situation is given by the Company to the Executive; (ii) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has committed an act of fraud or embezzlement; (iii) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has committed any other action with the intent to injure the Company; (iv) the Executive having been convicted of a felony or a crime involving moral turpitude; (v) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has misappropriated the property of the Company; (vi) a determination by the Board of Directors, made after reasonable inquiry (including an opportunity for the Executive to be heard), that the Executive has engaged in personal misconduct which has materially injured the Company, including, without limitation, engaging in harassment or discrimination in violation of the Company’s policies; (vii) the Executive having willfully violated any law or regulation relating to the business of the Company which results in material injury to the Company; or (viii) the failure of the Executive to relocate to Houston, Texas as contemplated by July 31, 2004. In the event of the Executive’s termination by the Company for Cause hereunder, the Executive shall be entitled to no severance or other termination benefits except for any unpaid Salary accrued through the date of termination. A termination of this Agreement by the Company without Cause pursuant to this Section 5(a) shall entitle the Executive to the Severance Payment and other benefits specified in Section 5(f) hereof; provided, however, if such termination occurs during the Special Termination Period, the Executive shall be entitled to receive a Severance Payment equal to $260,000 (in lieu of one year’s Salary) plus the other benefits specified in Section 5(f) of the Agreement payable in accordance with Section 5(f) of the Agreement. In addition, the parties acknowledge and agree that any expiration of this Agreement pursuant to Section 1 or any election by the Company not to extend the term of this Agreement pursuant to Section 1 shall not constitute a termination of this Agreement or of the Executive’s employment by the Company; provided, however, that in any such event and upon the termination of the Executive’s employment due to the expiration or non-extension of this Agreement (each, the “Expiration Date”), the Company shall pay the Executive, within 30 days after the Expiration Date, an amount equal to (i) the Executive’s then-current monthly salary for a period of four (4) months, commencing on the Expiration Date, plus (ii) the Executive’s then-current monthly salary multiplied by the number of complete 12-month periods, commencing on the date of this Agreement, that the Executive has been employed by the Company through the Expiration Date, plus

(iii) a portion of the bonus received by the Executive related to the fiscal year immediately prior to the year in which the Expiration Date occurs which is proportionate to the number of days during such year that the Executive was employed by the Company through the Expiration Date.

6. Except as amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and affirmed. In the event of a conflict between the terms in this Amendment and the Agreement, the Amendment shall control.

7. This Amendment shall be construed in accordance with the laws of the State of Texas and shall be binding upon and enforceable against the Executive’s heirs and legal representatives.

8. In case of one or more of the provisions contained in this Amendment for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment, but this Amendment shall be construed as if such invalid, illegal or unenforceable provisions had never been a part of this Amendment.

9. This Amendment shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns and upon the Executive, his heirs, executors, administrators, and representatives. Any reference to the Company herein shall mean the Company as well as any successors thereto. The Company represents that it has all corporate power and authority necessary to enter into this Amendment and perform its obligations hereunder. This Amendment has been duly authorized, executed and delivered by the Company.

10. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date and year first above written.

COMPANY: CASTLE DENTAL CENTERS, INC.

By:

Name:

Title:

EXECUTIVE:

By:

Joseph P. Keane

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